Exhibit 10.2

17 December 2007                                Telephone    020 7488 8111
                                                Fax          020 7488 8882
                                                Website      www.willis.com

                                                Direct Line  020 7860 9327
                                                Direct Fax   020 7481 7132
                                                E-mail       sztukas@willis.com

PRIVATE & CONFIDENTIAL
----------------------
Tim Wright
5 Nassington Road
Hampstead
London NW3 2TX




Dear Mr. Wright,

REVISED LETTER

Further to recent discussions, I am very pleased to offer you the position of Group Chief Operating Officer, reporting to Grahame Millwater (or his successor in his role or the Group Chairman & CEO), within the Global Group Management Division of Willis Limited.

Upon joining, you will be appointed as a member of the Group's Executive Committee.

In addition to the main terms and conditions contained in the enclosed Contract of Employment, the following will apply:

     1) Your annual salary will be (pound)405,000 paid monthly in arrears. Your salary will be reviewed annually and any increase to your salary will be effective when annual adjustments are normally processed, in accordance with the Group's Compensation Review process. Currently, the Group's common review date is 1 April.

     2)   Your job grade will be 14.

     3) You will be eligible to participate in the Willis Annual Incentive Plan (AIP).

          The AIP is designed to drive and energize Group and Business Unit EBIT performance to meet/exceed business targets, so that bonus pools will only be generated once the prior year's EBIT performance has been met and exceeded. The AIP Plan Year is defined as the Company's referenced fiscal year, that being 1 January to 31 December.

          The Group reserves the right to pay a portion of any AIP bonus in a long term incentive instrument, such as restricted stock or options, at the time bonuses are distributed.





                                           Willis Group Services Ltd
                                           Ten Trinity Square
                                           London
                                           EC3P 3AX

                                           Registered office Ten Trinity Square,
                                           London EC3P 3AX. Registered number
                                           1451456 England and Wales.

     As a participant in the AIP, there is no guarantee of a bonus (unless otherwise stated for specific Plan years). Any bonus award will only be made if you are employed by Willis at the time the bonus awards are due for payment, typically the first quarter following the Plan Year. Please note that if you have joined part way through a Plan Year then any award will be pro-rated to reflect your service in the Plan Year and all bonus decisions are made at the discretion of the Group.

     Under the 2008 Annual Incentive Plan, you will receive a guaranteed minimum bonus award of (pound)600,000, payable fully in cash on 1 April 2009. In addition, under the 2009 Annual Incentive Plan, you will be entitled to receive a guaranteed minimum bonus award of (pound)400,000, payable on 1 April 2010.

     For the 2008 and 2009 AIP bonus awards (payable respectively on 1 April 2009 and 1 April 2010), the minimum amounts will be paid to you in full, provided you are employed by the Company at the time of payment. In all events other than those of gross misconduct, you will be eligible to receive a pro-rata portion of the bonus award for the time you were actively employed by the Company.

4) Willis Partners Portfolio Plan: You will be granted an option two hundred thousand (200,000) shares of common stock of Willis Group Holdings Limited ("Shares") in accordance with the Willis Partners Portfolio Plan ("WPPP"), a share programme of the Amended and Restated Willis Group Holdings Limited 2001 Share Purchased and Option Plan (the "Plan"), as may be amended from time to time.

     The option will be granted on the first date that members of the Willis Group Executive Committee are able to deal in the Company's Shares, in accordance with the Company Policy for Dealing in Securities on or following your date of employment ("Grant Date"). The option price applicable will be equal to the closing market price of the Shares on the New York Stock Exchange on that day.

     As long as you continue to be employed by the Company, the option will vest and become exercisable, twenty-five percent (25%) per year over a four (4) year period beginning on the first anniversary of the Grant Date. In other words, 25% will be vested after a year's employment, 50% after two years, 75% after three years and 100% after four years' of continuous employment.

     You will receive further details of the WPPP and Plan including an Option Acceptance Form which you will need to complete to accept the grant. You must complete the Option Acceptance Form within thirty (30) days after you receive the documentation, or the option may lapse.

5) The Company agrees to direct any contributions to which you would become entitled to receive under the Willis Stakeholder Pension Scheme into your personal SIPP. For purposes of this arrangement, the Company agrees to contribute an amount equal to ten (10) percent of your gross annual salary, capped at the Schemes Earnings Cap of (pound)112,800. Please note that the Schemes Earnings Cap is reviewed on an annual basis in April, and any adjustments to the Cap would be made to the contributions the Company is making on your behalf. Additionally, the Company will also direct an amount of money equal to the standard car allowance at a Grade 14 level into your personal SIPP. At present, this amount is equal to (pound)7,332 per annum. All contributions will be directed to your SIPP on a monthly basis in equal installments, provided you have put forward details as to where the monies should be directed.

     For your information, details of the pension and life assurance benefits that the Scheme will provide will be sent to you under separate cover. While all Associates are automatically enrolled in the Scheme upon joining, the Company will opt you out of the Scheme. Please note that the Company will ensure that you are enrolled in a life assurance benefit at the levels to which you would normally be entitled if you were not opted out of the Scheme. If you have any queries, please contact the Willis Pensions Team on 01473 223836 or email pensions@willis.com.

     Please note, your salary exceeds the Scheme Earnings Cap of (pound)112,800. Contributions and your life assurance benefit will be calculated with reference to the Scheme Earnings Cap.

6) You will be eligible to join the Willis Group Medical Plan which provides single cover (Silver) for all Associates who opt to join the Plan. This will constitute a taxable benefit.

     You will also have the option to buy increased cover to include family members and/or increase the benefit level. Further details are enclosed.

     Please complete the Registration Form for the level of cover you require and return to me. Cover will commence when you receive confirmation from the Plan Administrators.

     If you do not join the Plan within one month of commencing employment your next opportunity to join will be at renewal.

7) After two years service at grade 14 or above, you will be required to have the first of your biennial medical examinations at the Company's expense. Our Occupational Health Department will contact you when this becomes due.

8) When you join Willis you may have an immediate salary advance to purchase a quarterly season ticket for travel between the office and your home. The amount advanced to you will be deducted in three equal payments from your salary. Please complete the enclosed application form and hand to your HR contact on your first day to enable us to issue you with a travel warrant which you use to purchase your season ticket at the relevant ticket office. After 3 month's service you may apply for an annual season ticket advance.

     If you wish arrangements to be made to take over an existing season ticket balance from your current employer, please provide telephone and postal details of the relevant contact, together with details of the total outstanding balance. You will also need to complete the enclosed application form to authorize deductions from your salary.

9) When you join Willis, you will be eligible to join the Childcare Voucher Scheme within your first month of employment with Willis. Your voucher start date will commence from the 1st of the month following the date of joining the scheme.

     Further details of the scheme can be found in the enclosed Childcare Voucher Scheme information sheet. If you wish to join the scheme, please complete the enclosed Registration Form and return to me.

     Please note if you do not join the scheme within one month of commencing employment your next opportunity to join will be at renewal.

10) In order to provide a healthy working environment, smoking is prohibited in all UK offices.

This offer and your employment are subject to:

     a. Your acceptance of the conditions contained in this letter, the enclosed Contract of Employment and the Associate Handbook Summary.

     b. You providing the Company with evidence of your entitlement to work in the UK. The evidence required is your valid passport and any supporting documentation you may have. The Company is required under the Immigration Act to see and photocopy this documentation before you commence work.

     c. Receipt of references satisfactory to the Company. As agreed, the Company is satisfied that the formal process against this requirement is unnecessary given the current relationship in place.

     d. Receipt of medical details which are satisfactory to the Company. Please complete the enclosed Medical Questionnaire and return it to the Occupational Health Department, London in the stamped addressed envelope provided.

     e. You providing the Company with evidence of all relevant professional qualifications and the highest academic qualification that you have quoted on your application form, in your CV or verbally during the selection process. It is group policy and a requirement of our regulatory body that we obtain evidence of your competence to be employed in the capacity offered, for this reason, we reserve the right to invoke the Disciplinary Procedure if you do not fulfill this requirement. The Company agrees to obtain these on your behalf upon receipt of the appropriate details pertaining to your degree(s).

     f. All representations, whether oral or in writing, made by you when applying for this position about your qualifications, experience and other material matters being true and correct.

     g. You not having deliberately failed to disclose any matter that may have influenced the Company's decision to employ you.

     h. You passing the Lloyds and London Market Introductory Test, if you have not already done so, within 15 months of the start of your employment with Willis. We reserve the right to invoke the Performance Improvement process if you do not fulfill this requirement. We will allow you reasonable time off to study for an complete the test

     i. You passing the Insurance Essentials Training within six months of the start of your employment with Willis. Please note that this training is Willis specific and must be completed by all associates. You will be provided with appropriate support to achieve this, and the Company reserves the right to invoke the Performance Improvement Procedure if you do not fulfill this requirement.

          Insurance Essentials is an e-learning training programme which develops and tests your basic knowledge of the Insurance Industry and environment in which we operate. It is comprised of a number of modules and lasts approximately four hours, and forms a major part of our regulatory requirements to constantly maintain the competence of our Associates.

     j. You will also be required to attend a full pre-employment medical. Therefore, I should be grateful if you would contact Rood Lane Medical Centre on 0207 377 4646 to arrange a convenient appointment. Would you please ensure that your pre-employment Medical Questionnaire is returned to our Occupational Health Department at least two days before contacting Rood Lane.

Please note it is Willis Group policy that all prospective and new employees fully observe their duties and obligations to prior employers and other third parties under contracts of employment and/or other agreements. In particular, Willis does not condone the removal, copying or retaining of confidential information of any former employer and any such conduct may result in disciplinary action. Willis also expects prospective and new employees to observe valid restrictive covenants whilst they remain in effect. If you have any concerns or doubts as to your obligations, please contact the Willis HR or Legal Departments.

I hope that you will accept this offer of employment and would be grateful if you could sign and return both copies of the Contract of Employment to me as soon as possible, including a note of your National Insurance Number. At the same time would you please also complete and return the enclosed application form. Due to the nature of our induction programme (details of which will be provided in due course), we request that you commence employment with us on a Monday and we would be grateful if you could confirm the exact date on which you can join us.

Please note, this offer remains valid for 30 working days from the date of issue of this letter. If you are unable to respond within this period, please contact me to discuss any appropriate extension. One copy of the Contract will be returned to you for your own records.

In the event of any discrepancies between this offer letter and your Contract of Employment or any other documentation related to your employment (including but not limited to WPPP), this offer letter will prevail.


If you have any queries regarding the offer, please do not hesitate to contact me on the above direct line.

I hope you enjoy working with us.

Yours sincerely,




Susan Andrea Sztuka
Group HR Director
Human Resources
---------------

                                                                          Willis


REVISED

Contract of Employment

Private and Confidential

Contract of Employment

The information contained in this document includes the requirement of a statement of the terms and conditions of your employment in accordance with the Employment Rights Act 1996.

This agreement is made on 17 December 2007 and is between


Name                            Tim Wright

and

Company                         Willis Limited


The main terms and conditions of your employment are set out below. For further details of these and other matters including our Ethical Code, please refer to the Global Policy manual and the Associate Handbook. For the avoidance of doubt, the terms set out in this Contract of Employment take precedence over the Global Policy Manual and the Associate Handbook and offer letter. The contents of the Associate Handbook and Global Policy Manual do not form part of your Contract of Employment, but are indicative of Company Policy and Procedure. The Company reserves the right to vary these Policies and Procedures from time to time.


Date this           1 September 2008
Employment Begins:

Date Continuous     1 September 2008
Employment Begins:

                    Employment prior to this date with any previous employer does not count as part of your continuous employment with the Company. This date is not necessarily the date used to determine your entitlement to certain benefits.

Current Job Title:  Group Chief Operating Officer

                    You may be transferred to any other job in the Group which in the reasonable opinion of the Company would be suitable, on terms and conditions no less favourable than those set out in this document. It is not envisaged that any such transfer will affect your status as a member of the Executive Committee.

Location:           51 Lime Street, London

                    You may be transferred to any other office in the Group. Your agreement to such a transfer will be sought unless in the reasonable opinion of the Company, the transfer does not necessitate you having to move home address.

Salary:             (pound)405,000 per annum

                    Your salary will be paid monthly in arrears by direct transfer to your bank account. Your salary will be reviewed annually.

Hours of Work:      Your  normal  hours of work are 35 hours per  week,  09:30 -
                    17:30, Monday to Friday each week (but excluding public holidays) or as agreed locally by Management and/or local practice.

                    Unless otherwise agreed, these hours shall include one hour for lunch to be taken at a time agreed with your Manager or Director.

                    You will be expected to work such additional hours as necessary to meet the demands of the business. You may also be required to vary the pattern of your working hours as necessitated by changing commercial needs, if in the reasonable opinion of the Company it is practicable for you to comply. Any additional hours worked are subject to the provisions of the Working Time Regulations 1998 and any amendment(s) to the Regulations thereof.


Employment          During your working  hours you must devote the whole of your
Obligations:        time,  attention  and ability to the business of the Company and at all times you must promote the interest and general welfare of the Group.

                    Whilst this Contract is in force you may not take any outside employment or engage in any business without prior written agreement of your Partners Group Member nor may your additional employment render your total working time in breach of the Working Time Regulations.

                    You are not permitted to engage in any activity, which might interfere with the performance of your duties or cause a conflict of interest, other than with written permission of your line manager.

Duty of Confidence: During and after the  termination  of this Contract you must keep with inviolable secrecy and may not use for any purpose nor reveal to anyone (other than those whose province it is to know the same) any secret or confidential information entrusted to or discovered by you. This includes but is not limited to information concerning the Company's business, operations, products, markets, trade secrets, technical know how, product formulations or techniques, names or lists of employees, Clients or Prospective Clients and their insurance or commercial affairs or any other matters pertaining to them and revealed to you in the course of your employment which has not come into the public domain. This duty applies without time limit.

                    For further guidance, the provisions concerning Confidential Information are set out in full in the Global Policy Manual.

Copyright,          You  must  promptly  disclose  to  the  Company  all  ideas,
Inventions          concepts,   works,   methods,   discoveries,   improvements,
and Patents         inventions  or designs  which you  create or produce  either alone or with others (except those created or produced wholly outside working hours which are totally unconnected with your employment) ("the Works"). All and any rights of whatever nature in each such Work shall belong absolutely to the Company and you shall hold the same in trust for the Company until such proprietary rights shall be fully and absolutely vested in the Company. The Company shall be entitled to make such modifications or adaptations to or from any of the Works as it shall in its absolute discretion determine.

                    You hereby assign to the Company with full title guarantee by way of assignment all present and future copyright, database rights, design rights (whether registered or unregistered) and other proprietary rights (if any) and all rights of action for damages for infringement of such rights for the full term thereof and any renewals and extensions thereof throughout the world and you hereby waive in favour of the Company all moral rights conferred on you by chapter 4 of part 1 of the Copyright Designs and Patents Act 1988 in relation to any of the Works and at the request and expense of the Company you shall do all things and execute all documents necessary or desirable to substantiate the rights of the Company in the Works.

Other Obligations:  If you are in grade 9 or above,  and/or personally deal with any Client or Prospective Client in the course of your duties, you shall not without the prior written consent of the Company for a period of 12 months after the termination of your employment, other than after the wrongful termination of your employment by the Company, whether on behalf of yourself or any other person, firm or company in competition with the Company or the Group, directly or indirectly:

                    (i) solicit Business from; or

                    (ii) seek to procure orders from; or

                    (iii) transact or handle Business or otherwise deal with; or

                    (iv) approach, canvass or entice away from the Group the Business of any Client of the Group with whom you have personally and materially dealt in the course of your duties at any time during the 12 months prior to the termination of your employment. The period of this restriction shall be reduced after the date your employment ends by a period equal in length to any period of lawful suspension from your duties or exclusion from any premises of the Company during any period of notice.

                    The restrictions set out in sub paragraphs (i) and (ii) above shall apply as if the references to the "Prospective Client" were substituted for references to the "Client".

                    If you are in grade 9 or above, you shall not for a period of 6 months after the lawful termination of your employment directly or indirectly induce or seek to induce any employee of the Group with whom you have directly and materially worked in the 12 months preceding the termination of your employment (excepting a clerical and secretarial employee) to leave its employment where the departure of that employee (whether alone or in conjunction with the departure of other employees who are members of a team in which you performed duties) would do material harm to the Group and where the departure is intended for the benefit of you or your new employer or any other organisation carrying on a business in competition with the Group.

                    Each of the above restrictions constitutes an entirely separate and distinct covenant and the invalidity or unenforceability of any such Covenant shall not affect the validity or enforceability of the remaining covenants.

                    The details of all your obligations are contained in the Global Policy Manual and the Associate Handbook and the terms herein should be read in conjunction with those in the Global Policy Manual and Associate Handbook.


Pension Scheme:     The Company agrees to direct any  contributions to which you
                    would   become   entitled   to  receive   under  the  Willis
                    Stakeholder  Pension  Scheme into your  personal  SIPP.  For
                    purposes  of  this   arrangement,   the  Company  agrees  to
                    contribute an amount equal to ten (10) percent of your gross annual salary, capped at the Schemes Earnings Cap of (pound)112,800. Please note that the Schemes Earnings Cap is reviewed on an annual basis in April, and any adjustments to the Cap would be made to the contributions the Company is making on your behalf. Additionally, the Company will also direct an amount of money equal to the standard car allowance at a Grade 14 level into your personal SIPP. At present, this amount is equal to (pound)7,332 per annum. All contributions will be directed to your SIPP on a monthly basis, provided you have put forward details as to where the monies should be directed.

                    Willis will hold certain personal data about you (see the section entitled `Data Protection') including your name, address and date of birth and other information needed to assist in the smooth running of the scheme. In accordance with Willis' requirements under the Data Protection Act 1998, this information will only be available to Willis and the provider of the scheme (currently Friends Provident plc). It will only be used by them to calculate and provide benefits and for the efficient running of the scheme.

Absence from Work:  Your  entitlement  to  payments  whilst you are absent  from work, and the procedure that you should follow if you are unable to attend the office for any reason are contained in the Associate Handbook.

Medical             The Company reserves the right to require you at any time to
Examination:        submit yourself for examination by a doctor appointed by the
                    Company at the Company's expense. Additionally, after two years service at grade 14 or above, you will be required to have the first of your biennial medical examinations at the Company's expense. Our Occupational Health Department will contact you when this becomes due.

Holidays:           Grades 1 - 8 inclusive        23 days per annum

                    Grade 9 and above             25 days per annum (excluding
                    bank and public holidays)

                    The holiday year runs from 1 January to 31 December. Holiday entitlement increases by 1 day for every year's completed service at the previous 31 December up to a maximum of 25 days. Please refer to the Associate Handbook for your pro rata entitlement in year of joining and of leaving. Payment will be made for Public Holidays.

                    For part-time staff, holiday entitlement and entitlement to payment for Public Holidays, is pro-rata, as outlined in the Associate Handbook.

Employee Benefits:  The Details and  eligibility  rules of Employee  Benefits to which you may be entitled are contained in the Associate Handbook.

Termination of      a) You may  terminate  your  employment  by  giving  written
Employment:            notice as follows:

                    Grades 1 - 8 inclusive

                    Up to 4 weeks continuous service             - 1 week
                    Over 4 weeks continuous service              - 4 weeks

                    Grades 9 - 11 inclusive                      - 3 months

                    Grades 12 and above                          - 6 months

                    b)    If your employment is terminated by the
                          Company you will receive written notice
                          as follows:

                    Grades 1 - 8 inclusive

                    Up to 4 weeks continuous service             - 1 week
                    Up to 4 years continuous service             - 4 weeks
                    From 5 to 12 years continuous service        - 1 week for
                                                                   each year of
                                                                   completed
                                                                   service
                    Over 12 years continuous service             - 12 weeks

                    Grades 9 - 11 inclusive                      - 3 months

                    Grades 12 and above                          - 6 months

                    c) This agreement will automatically terminate on your 65th birthday. This does not affect your statutory rights under the Employment Equality (Age) Regulations 2006.

                    d) The Company shall not be obliged to provide you with work at any time after the notice of termination is given by either party and the Company may in its absolute discretion take one or more of the following steps in respect of all or part of the unexpired period of notice (provided that this shall not amount to more than 6 months if the notice period is longer):

                        i) require you to comply with such conditions as the Company may specify in relation to attending or remaining away from the place of business of the Company, should you be required to remain away from the office you will be required to take any outstanding holiday during this period of lawful suspension, agreeing the days in advance with management;

                        ii) Assign you to such other duties as the Company shall in its absolute discretion determine consistent with your status and standing in the Company;

                        iii) Withdraw any powers  invested in you or suspend or
                             vary   any   duties   or responsibilities assigned
                             to  you consistent   with   your   status   and
                             standing in the Company.

                    e) On termination of the Contract for whatever reason you must return to the Company all reports, documents, computer disks, working papers and any other information (in whatever form) received in the course of your employment. In addition all other Group property must be returned.

Company Procedures: The Associate  Handbook and the Global Policy Manual contain details of the Company Procedures affecting your terms and conditions of employment, including our Ethical Code, the Equal Opportunities Policy, Performance Improvement, Disciplinary, Appeals and Grievance procedures which should be read in conjunction with your Contract of Employment.

                    These documents are available in electronic format on the Company's intranet site. It is your responsibility to familiarise yourself with these documents, and to note amendments of which you will be advised from time to time.

                    You are specifically advised that it is your responsibility to comply with the Company's policies, rules and procedures, including those contained within the Willis Excellence Model and other compliance documents, as varied or supplemented by it from time to time. Failure to comply with the Company's policies, rules and procedures will be a disciplinary offence and be dealt with in accordance with the Company's disciplinary procedures.

Regulatory          You are  required  to comply with all  reasonable  requests,
Requirements:       instructions   and   regulations   (whether   statutory   or
                    otherwise)  which apply to your employment from time to time including  any relevant  requirements  of the FSA and/or any other  relevant  regulator.  It is  your  responsibility  to
                    familiarise   yourself   with  all  such   regulations   and
                    requirements as made available to you by the Company.

                    It is a condition of your employment that you demonstrate and maintain competence for the role you carry out, through the initial completion and passing of relevant modules of Insurance Essentials, and of any other training packages and tests introduced by the Company from time to time thereafter. In the event of you failing to maintain and demonstrate competence for your role the Company will follow the Performance Improvement Procedure.

Data  Protection:   In order to meet  statutory  requirements,  the Company,  as your employer, is required to collect, process and retain information, which the Data Protection Act 1998 defines as sensitive personal data. By signing this Contract you are expressly agreeing to the Company collecting, processing and retaining the following information relating to:

                    a)   Ethnic origin - to ensure equality of opportunity;
                    b) Physical or mental health or condition - as part of sickness records;
                    c) Disabilities - to facilitate adaptations in the workplace; and
                    d) Criminal convictions - to comply with the Rehabilitation of Offenders Act.

                    This information, which will be held securely by Human Resources and, where applicable, Occupational Health departments, is processed in accordance with the principles set out in the Data Protection Act. You have the right to inspect such information and, if necessary, require corrections to be made if the information held about you is inaccurate. Should you wish to inspect or amend any sensitive personal data held about you, then please contact Human Resources.

                    The Company has an integrated Global Payroll and HR database the server for which is located in the US. By accepting this contract you agree that the Company may input relevant personnel records into these databases, which will be transferred to the US for processing. The US does not have equivalent data protection law to that of the UK, however it is the Company's policy to maintain the same rigorous standards with regard to the processing of data in the US as in the UK.

Collective          There are no collective agreements in force that will affect
Agreements:         your employment with the Group.


This Agreement (comprising this contract of employment and associated offer letter) supersedes any existing or prior arrangements between you and the Company or any subsidiary or associated Company of Willis Limited. In the event of differing terms, the offer letter will prevail.

Definitions:

For the purposes of this contract the following definitions shall apply:

"Group" means the Company and any holding company or subsidiaries of the Company or any such holding company from time to time.

"Client" means any person, firm, company or other organisation who or which as at the date your employment terminates or at any time during the 12 months prior to that date:

i) gives or is in the habit of giving instructions directly or through an Intermediary to the Company or any other company in the Group concerning the Business; or
ii) is supplied or is in the habit of being supplied directly by the Company or any company in the Group or indirectly through an Intermediary with services relating to the Business; or
iii) is an insured or reassured or an Intermediary having influence over the introduction or facilitation or securing of the Business with the Company or any other company in the Group.

"Business" means the business of a type carried on by the Company or by any other company in the Group at the date your employment terminates, including but not limited to the placing or broking of insurance or reinsurance world-wide and ancillary services, the provision of risk management or risk transfer advice or due diligence on mergers and acquisitions.

"Intermediary" means any person, firm or company by or through or with whom or which the Business is introduced and/or facilitated on behalf of an insured or reassured whether or not such intermediary derives any financial benefit from the arrangement.

"Prospective Client" means any person, firm, company or other organisation engaged in substantive negotiations (which have not yet finally been concluded) with the Company or with any other company in the Group in the 12 month period up to the date your employment terminates for the supply of services by the Company or any other company in the Group in relation to the Business.

"Global Policy Manual" means the Willis Group Holdings Limited Global Policy Manual.

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Signed for and on behalf
of the Company:



I have read and understood the Terms and Conditions stated in the Contract of Employment document and I confirm my acceptance of them.


Signed:

Date:

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